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Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Speakers: Edgar Montes and Jon Kessler

Jon Kessler

Fellow leaders, thank you for joining Edgar and me to discuss bringing HealthEquity and WageWorks together. Our goal today is to share guiding principles and to begin to answer your questions.

We will also have some time at the end to answer some of the questions you submitted.

With the logistics out of the way, Edgar will start us off.

Edgar Montes

Thank you, Jon.

At WageWorks, our mission is to simplify the complex world of consumer-directed benefits. HealthEquity connects health and wealth. Together, we will help American families at every income level solve their greatest financial worry: paying for healthcare - along with other necessities - both today and in retirement.

WageWorks has a strong reputation for its broad offering of consumer-directed benefits (CDBs), including FSAs, HRAs, COBRA and commuter accounts. HealthEquity is best known for its HSA solutions, retirement and health plan connectivity. Together, we will be a single source, end-to-end, under one roof, for HSAs and complementary benefits, reducing costs and simplifying administration for employers.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Both organizations strive to provide extraordinary service and engagement to all of their customers. HealthEquity calls this “purple” a reference to the “Purple Cow”, something unique, different, something you would tell others about it. Together, we will deliver service and education that is, quite literally, remarkable.

In short, together we will be better able to solve truly important problems for our customers, with a larger team, a broader platform, and a stronger culture of service. The sooner we get there, the better.

I’d like to turn it back to Jon to discuss our integration team and planning effort.

Jon Kessler

Thanks, Edgar. Last Wednesday the boards of directors of HealthEquity and WageWorks approved a definitive merger agreement. Barring unlikely events, our two companies will become one. Turning our two teams into one, however, won’t happen automatically. It will require tremendous effort from every one of us.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Let me pause here for a note of caution. Until our agreement is approved by the WageWorks shareholders and regulators, which we expect by year end, HealthEquity and WageWorks will remain separate companies with independent leaders. Each leadership team has the power to run its business as usual. Where we compete for customers or talent, we will continue to do so. We may not share confidential product or pricing data, sales and marketing plans, sales prospects in our pipelines, terms of client contracts or other information that could reduce completion benefiting our respective customers and prospects. We can’t share recruiting or salary data that reduces competition to hire and retain the best and brightest. Other integration topics are less competitively sensitive, such as platform, systems and business processes and controls, org. structure and procurement integration planning, as well as identifying areas of overlap or redundancy. If you are unsure, get help from the legal team. They have solutions.

With that caveat, there is a lot we can do, and must do, together over the next 4-6 months to plan for the integration of the two companies, even while we each seek to have great years independently. Here are first steps.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

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The entire integration planning effort will be overseen by an Integration Steering Committee or “ISC”, chaired by Ted Bloomberg, HealthEquity’s Chief Operating Officer, with Scott Rose, WageWorks’ Chief Operating Officer, acting as vice chair. Ted and Scott will report regularly to me, and to their respective boards of directors, on progress.

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An integration management office or “IMO” has been established. It is led by Melissa Phillips from HealthEquity and Dale Miller from WageWorks. A team of specialists from an outside firm has been engaged to help Melissa, Dale and all of us create and execute a detailed integration plan. Outside specialists in other areas can be brought in as needed. For example, Mercer has been engaged to assist with people/HR integration.

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The IMO will eventually have dedicated project leaders—one from HealthEquity and another from WageWorks – focusing on various areas of the business. Engineering/IT, operations, customer service, product/marketing, and people to name a few of the tracks.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

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Importantly, this is a full time job for Melissa, Dale and other IMO team members. All of us, as leaders, will play a role, of course. But we all have full-time jobs on which to execute. Let’s follow Melissa and Dale’s lead as to when, where and how to provide input. One plan; no silos.

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This week, our goal is to describe the process and answer questions our team members have to the extent we can. Onsite town halls are going to be scheduled in the next few weeks where leaders from both companies will be available to answer any questions. Next week, the week of July 8th, the ISC will have its first meeting, followed by a larger group, including some of you, to outline our first steps of the integration framework.

While change can be disorienting, this team is growing and our opportunities are exciting. There will be a place for driven and talented individuals. The best thing we can all do now is to focus on our day jobs, even where we compete. Both companies need a great year, and this group can deliver it.

Now let’s have some q&a and then I will turn it over to Edgar for final thoughts.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

>>>Q&A SESSION>>>

Jon Kessler

Culture

We received a lot of questions about our culture and how we plan on plan on creating a combined and cohesive culture going forward.

We mentioned the “purple cow” earlier, which comes from a book by Seth Godin. If you saw a purple cow, you would definitely remember it in a herd of regular cows. HealthEquity defines purple as extraordinary, remarkable and outstanding. We embody the word purple in our service to our partners, employers and to each other as team members. We also don’t use the term “employees”. My good friend and the founder of HealthEquity, Steve Neeleman, has used “team members” from the very beginning when he started the company in 2002.

As we work towards closing the deal, we will have many opportunities for culture training where the WageWorks team can learn about being purple and how we plan on “scaling the magic” so-to-speak.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Growth strategy and HealthEquity’s heath and wealth storyline

Many of you may have listened in and reviewed the information we shared during our investor presentation after the announcement last Thursday. We received a lot of questions about our growth strategy, and our 401(k) focus in the last year or so.

HealthEquity’s mission is to help American families solve one of their greatest financial worries, which is paying for healthcare today, and in retirement. We call this connecting health and wealth with HSAs being at the core of helping solve the issue. By combining our companies, we can accelerate the transition to HSAs and position the combined company to create more opportunities with the WageWorks’ direct-to-employer benefits advisors channels, which complete perfectly with our health plan and retirement plan channels.

We chose to create this new retirement channel by partnering with companies like Vanguard, Nationwide, and Principle to provide a holistic view of health and retirement savings to the mutual employers and their employees we serve. By allowing consumers to see how much they are saving for retirement, we can help them pay for healthcare now and in the future.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Acquisition lessons learned

I also wanted to touch on a great question we received about acquisitions and some of the lessons learned we’ve experienced in the past.

HealthEquity is headquartered in Draper, Utah, which is a little south of Salt Lake City. Many of our 1,100 team members work in Utah, with the exception of our sales team who are based around the country and our Kansas City office, many of whom are sales support team members from our acquisition of MSaver a number of years ago.

Through our many acquisitions, we’ve learned that we need great team members like all of you to help us make important business decisions. Our goal for the integration is to serve our partners, employers and members to bring a full suite of consumer-directed benefits. As we get further into the integration planning, we will engage many of you for your insight and expertise to create the best experience for our customers.

One of THE most important lessons learned and what you should come to expect from us, and that is about communication. We will communicate often with all of you when we have any new updates or important information to share to ensure you understand any changes that might be coming.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Top 3 priorities of the integration team

[Jon’s thoughts here]

Policies and leadership changes

Along those lines, we received some questions about policies, department resources and roles going forward. We will be reviewing the policies and benefits at both companies and will work towards providing a standard offering across the board. We have a dedicated team and external resources to help us pick and choose the best benefits to offer all of you. Again, this will take some time and we are working to close the deal first and as we have more information, we will be sure to share updates with all of you.

I mentioned this to the HealthEquity team last week and wanted to reiterate that we need top performers now more than ever. We received many questions on how you can help during the integration and many of you will be involved as we get further along the planning process.

One parting word before I hand it over to Edgar, is that we ask you as leaders to remain focused on your jobs and be great examples for your teams during this process. We need to deliver on our commitments to our partners, employers and members to provide the same exceptional, purple service they have come to expect from us, and to do that, please visible and positive for your teams.

Project Pacific: Walrus Employee Town Hall Script (Definitive Agreement Milestone)

Edgar Montes

WageWorks has experienced a lot of change over the last several years, and I appreciate the work that put us back on the right path. You have supported each other through a lot. But it’s not just me that recognizes the successes of our team – through the process of discussing a potential combination with the HealthEquity team, I was proud to hear time and again how much they, too, admire what our team has done.

Now, there is a whole new plan to create and execute, together. And that brings to mind another thing I have heard from the HealthEquity team during our discussions. Their culture of “purple” service applies not just to customers, but to support for fellow team members as well. During this integration planning period, let’s all try to be remarkable in supporting our team mates, present and future. Each of us, myself included, wants to know, “what will this mean for me?” Let’s recognize that all of our team mates across both companies have the same question. We can support them best by getting to answers as quickly as possible, and being transparent along the way.

On behalf of Jon and myself, thank you for your time today.